THE COOPER COMPANIES, INC.
COMPENSATION RECOVERY POLICY
This Compensation Recovery Policy (the “Policy”) is intended to maintain a culture of focused, diligent, and responsible management that discourages conduct detrimental to the growth of The Cooper Companies, Inc. and its subsidiaries (together, the “Company”) and reinforce the Company’s pay-for-performance compensation philosophy. Accordingly, as set forth in this Policy, it may be appropriate for the Company to recovery of erroneously awarded incentive-based compensation upon the occurrence of certain events. This Policy was adopted as of October 27, 2021, and amended as of October 24, 2023.
1.Recovery of Erroneously Awarded Incentive Compensation.
Subject to Section 6, if the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under securities laws, including restatements that (a) correct an error in previously issued financial statements that is material to the previously issued financial statements or (b) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, a “Recoverable Event”), the Company shall recover any Recoverable Amount with respect to Incentive Compensation (each, as defined below) received by a Covered Employee during the three completed fiscal years that immediately precedes the date that the Company’s Board of Directors (the “Board”), a committee of the Board, or any of the Company’s officers that are so authorized, concludes, or reasonably should have concluded, that the Company is required to prepare such an accounting restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such an accounting restatement (the “Recovery Period”).
2.Applicability.
(a)Covered Employees. This Policy applies to all current or former “executive officers” of the Company, as defined under the Securities Exchange Act of 1934, as amended, that served at any time during the Recovery Period (collectively the “Covered Employees”).
(b)Incentive Compensation. This Policy applies to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures (“Incentive Compensation”) received by a Covered Employee and during the Recovery Period. For purposes of this Policy, Incentive Compensation shall be deemed “received” when the Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting, or payment of the Incentive Compensation occurs after.
“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer’s financial statements, and any measures derived wholly or in part from such financial statements, including both GAAP and non-GAAP financial measures, as well as stock price and total stockholder return (“TSR”).
For the avoidance of doubt, any Incentive Compensation received by a Covered Employee prior to October 2, 2023 or prior to their commencement of service as an executive officer is not subject to this Policy. Equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures shall not constitute Incentive Compensation.
3.Administration of the Policy.
(a)Authority. The Policy will be administered by the Compensation Committee of the Board of Directors unless the Board of Directors determines to administer the Policy itself (the Compensation Committee or the Board of Directors, as applicable, in its role administering the Policy is the “Administrator”). The Administrator shall have full and final authority to make all

CooperCompanies Compensation Recovery Policy
Adopted: October 2021
Amended: October 2023

determinations necessary, appropriate, or advisable for the administration of the Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, and the guidance and regulations promulgated thereunder, and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive, and binding on all persons, including the Company, its affiliates, its stockholders and employees. The Administrator may delegate ministerial administrative duties to one or more officers or employees of the Company, as permitted under applicable law.
(b)Liability. No member of the Administrator shall be personally liable for any action or determination made in good faith with respect to this Policy or to any settlement of any dispute between a Covered Employee and the Company. The Administrator shall be entitled to rely upon the advice or opinions of any attorneys, consultants, accountants, appraisers, brokers or other persons with respect to all matters concerning this Policy.
4.Determination of Recoverable Amounts. The “Recoverable Amount” shall be equal to the excess of the amount of Incentive Compensation received based on the achievement of a Financial Reporting Measure that was subsequently revised due to the Recoverable Event, over the amount of Incentive Compensation that would have been received based on the restated Financial Reporting Measure, as determined on a pre-tax basis. For Incentive Compensation based on TSR or stock price, the Recoverable Amount will be based on the Administrator’s reasonable estimate of the effect of the Recoverable Event on the applicable measure, with such analysis documented and provided to the applicable listing exchange.
5.Manner of Recovery. The Administrator shall determine, in its sole discretion, the manner of recovery of any Recoverable Amount, which may include, without limitation, to the extent permitted by applicable law:
(a)requiring reimbursement of cash Incentive Compensation previously paid;
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c)offsetting the Recoverable Amount from any compensation otherwise owed by the Company to the Covered Employee;
(d)cancelling outstanding vested or unvested equity awards; and/or
(e)taking any other remedial and recovery action, as determined by the Administrator;
provided, however, that the method for recovery of Incentive Compensation selected by the Administrator shall not cause a violation of the payment timing rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or result in the Covered Employee being subject to the interest and additional tax provisions of Section 409A(a)(1)(B) of the Code.
6.Impracticability. If the Administrator determines that (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Recoverable Amount, (b) the recovery would violate the Company’s home country law, adopted before November 28, 2022, pursuant to the opinion of home country counsel, or (c) the recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, then, subject to the following sentence, the Company shall not be required to recover the Recoverable Amounts.
Notwithstanding the foregoing, the Company shall make reasonable attempts to recover the Recoverable Amounts before determining that it is impracticable to do so for the aforementioned reasons and must document such attempts and provide such documentation to the relevant listing exchange.
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CooperCompanies Compensation Recovery Policy
Adopted: October 2021
Amended: October 2023

7.No Indemnification. The Company shall not indemnify any Covered Employee against the loss of any erroneously awarded Incentive Compensation pursuant to the Policy, nor shall the Company directly or indirectly pay or reimburse any Covered Employee for any premiums for third-party insurance policies that such Covered Employees may elect to purchase to fund potential recovery obligations under the Policy.
8.Amendment, Modification and Termination. This Policy may at any time or from time to time be amended, modified or terminated by the Administrator, in whole or in part, provided that such amendment, modification or termination complies with applicable law.
9.Enforceability. The adoption of this Policy does not mitigate, and is intended to enhance, the effect of any recoupment, forfeiture or similar policies in any employment agreement, bonus plan, equity-based award agreement or similar agreement. The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.
10.Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

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CooperCompanies Compensation Recovery Policy
Adopted: October 2021
Amended: October 2023